EXHIBIT 5.1
[Morrison & Foerster LLP Letterhead]
February 16, 2007
United Dominion Realty Trust, Inc.
1745 Shea Center Drive
Suite 200
Highlands Ranch, CO 80129
Ladies and Gentlemen:
We have acted as counsel to United Dominion Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-3, Registration No. 333-131278, Prospectus dated January 25, 2006 and Prospectus Supplement dated February 16, 2007 (the Registration Statement, Prospectus and Prospectus Supplement are collectively referred to as the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”), relating to the resale by the holder of 469,344 shares of the Company’s Common Stock, $0.01 par value per share (the “Shares”). The Shares were issued by the Company upon conversion of a total of 469,344 limited partnership units (the “OP Units”) of United Dominion Realty, L.P., a Delaware limited partnership (“UDR L.P.”) in which the Company is the general partner. The OP Units were originally issued by UDR L.P. in 1998 in connection with the Company’s acquisition of American Apartment Communities II.
In connection with this opinion, (i) we have reviewed the Registration Statement and certain of the Company’s other corporate records, documents, instruments and proceedings taken in connection with the authorization and issuance of the Shares, and (ii) we have made such inquiries of officers of the Company and public officials and have considered such questions of law as we have deemed necessary for the purpose of rendering the opinion set forth herein.
In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and conformity with originals of all items submitted to us as copies. In making our examination of documents executed by parties other than the Company, we have assumed (a) that each other party other than the Company has (i) the power and authority to execute and deliver, and to perform and observe the provisions of, such documents, and (ii) has duly authorized, executed and delivered each such document, (b) that such documents constitute the legal, valid and binding obligations of each such party, and (c) the integrity and completeness of the minute books of the Company presented to us for examination.
Based on and subject to the foregoing, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We express no opinion as to the matters governed by any laws other than the substantive laws of the State of Maryland that are in effect on the date hereof, without reference to choice of law rules.
We hereby consent to the filing of this opinion as an exhibit to the Company’s filings with the Commission and to the reference to our firm under the caption “Legal Matters” in the Registration Statement.
Sincerely,
/s/ Morrison & Foerster LLP
Morrison & Foerster LLP